Exhibit 10.2

PROMISSORY NOTE

$300,000	December 8, 2004
New York, New York

FOR VALUE RECEIVED, TACTICA INTERNATIONAL, INC., as debtor and debtor in possession (the “Borrower”), hereby promises to pay to Tactica Funding 1, LLC, (the “Lender”), at its principal office at the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000), or such lesser amount as shall equal the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower under the Credit Agreement (defined below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date and amount of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by the Lender.

This Note is the Note referred to in the Credit Agreement of even date herewith (as modified and supplemented and in effect from time to time, the “Credit Agreement”) between the Borrower and the Lender, and evidences the Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.4 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first above written.

TACTICA INTERNATIONAL, INC.

By	/s/ Avi Sivan
Title:	Chief Executive Officer

SCHEDULE OF LOANS

This Note evidences the Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by
December , 2004	$300,000	$	$